Exhibit 99.1
Trico Marine Services announces full exercise by Initial Purchasers of their option to purchase an additional $25 million of 3.00% Senior Convertible Debentures
HOUSTON, TX, Feb 15, 2007 (MARKET WIRE via COMTEX News Network) — Trico Marine Services, Inc. (NASDAQ: TRMA) (the “Company” or “Trico”) announced that the initial purchasers of its offering of $125 million of senior convertible debentures due 2027, which closed on February 7, 2007, have exercised in full their option to purchase an additional $25 million of the debentures. The issuance of the additional debentures closed on February 15, 2007. The senior convertible debentures are being reoffered to qualified institutional buyers eligible under Rule 144A of the Securities Act. As previously reported, Trico intends to use the net proceeds for general corporate purposes, which may include pursuing opportunities in emerging markets, further augmenting its fleet renewal program, and pursuing strategic acquisition opportunities that may arise.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.
Certain statements in this press release that are not historical fact may be “forward-looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Contact information:
Geoff Jones
VP & CFO
(713) 780-9926